Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 12, 2009 on the consolidated financial statements of Florida Bank Group, Inc. as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 in the Registration Statement on Amendment No. 2 to Form 10 of Florida Bank Group, Inc.

/S/ HACKER, JOHNSON & SMITH, PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida February 8, 2010